Exhibit 19

TRANSACT TECHNOLOGIES INCORPORATED
INSIDER TRADING POLICY
1.	PURPOSE
This Insider Trading Policy (this “Policy”) provides insider trading guidelines to Directors, Officers and employees of TransAct Technologies Incorporated (the “Company”), as well as to other persons or entities informed by management to be subject to this Policy (each a “Covered Person” and collectively “Covered Persons”). Additionally, this Policy applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described further below.
This Policy provides guidelines with respect to transactions in, and gifts of, securities of the Company, and the treatment of confidential information about the Company and other companies with which the Company has a business relationship.  The Company has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit Covered Persons, if they are aware of material nonpublic information (“MNPI”) about the Company, from (i) buying, selling, recommending or making other transfers of securities of the Company, and (ii) providing MNPI to other persons, including relatives, friends and business acquaintances, who may trade on the basis of that information.  The consequences of an insider trading violation can be severe, both for a Covered Person and for the Company.  The Company has adopted this Policy to protect Covered Persons and the Company from the serious liabilities and penalties that can result from such violations.
2.	INDIVIDUAL RESPONSIBILITY
Each Covered Person is responsible for complying with this Policy in all respects and ensuring that any family member or other person or entity subject to this Policy also complies. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company, any Director, Officer or any other employee of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
3.	STATEMENT OF GENERAL POLICY
It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of MNPI in securities trading.  This Policy sets forth procedures that Covered Persons are required to follow.
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This Policy applies to all transactions in the Company’s securities, including, without limitation, common stock, preferred stock and debt securities, as well as transactions in the securities of the Company’s customers and other companies with which the Company has business relationships, as applicable (collectively, “Securities”).

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It is not possible to define all categories of “material” information. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.  However, information should generally be regarded as material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or (ii) the information is reasonably certain to have a substantial effect on the price of a company’s securities.

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Information is considered “nonpublic” if it has not been disseminated in a manner making it available to investors generally, such as through disclosure in an annual, quarterly or current report filed with the Securities and Exchange Commission (the “SEC”), inclusion in a press release, or wide reporting in the media, and until investors have had a reasonable period of time to react to the information.  Generally, information should not be considered fully absorbed by the marketplace until two (2) full trading days have passed after the day on which the information is released.

•	In accordance with federal law, this Policy prohibits Covered Persons from trading in Securities while in possession of MNPI relating to the Company, which is also known as “inside information.”
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Any Covered Person who is unsure whether the information that such Covered Person possesses is material or nonpublic should consult the Chief Financial Officer of the Company for guidance before trading in any Securities.

It is also the policy of the Company that the Company will not engage in transactions in Company Securities while in possession of MNPI relating to the Company or Company Securities.
4.	APPLICABILITY OF POLICY
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In addition to all Covered Persons, this Policy also applies to family members who reside in a Covered Person’s household (including a spouse, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Covered Person’s household, and any family members who do not live in a Covered Person’s household but whose transactions in Securities are directed by a Covered Person or are subject to a Covered Person’s influence or control, such as parents or children who consult with a Covered Person before they trade in Securities. Covered Persons are responsible for transactions in Securities by these other individuals and therefore should make them aware of the need to confer with such Covered Persons before they trade in Securities, and each such Covered Person should treat all such transactions for purposes of this Policy and applicable securities laws as if they were for such Covered Person’s own account.

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This Policy applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for purposes of this Policy and applicable securities laws as if they were for such Covered Person’s own account.

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This Policy (including Section 6 hereof) establishes additional procedures, requirements and rules that apply to (1) Directors, (2) Officers of the Company who are “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who are referred to collectively in this Policy as “Designated Officers” and each a “Designated Officer,” and (3) Covered Persons who have access to confidential business and financial information about the Company, including, without limitation, employees and consultants working in or with the Company’s finance group (“Inside Employees/Consultants”).

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This Policy and the guidelines described herein also apply to MNPI relating to other companies, including, but not limited to, (1) the Company’s customers, vendors, suppliers and other related parties, (2) companies that are involved in a potential transaction or business relationship with the Company, and (3) other public companies (including if MNPI about the Company may have a significant impact on such other company), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.  All persons subject to this Policy must avoid trading in securities of customers, vendors, suppliers and other related parties using MNPI received from such parties.

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This Policy prohibits the disclosure and dissemination of MNPI about a company, either within or outside the Company, except on a reasonable need-to-know basis that furthers a legitimate business purpose of such company or the Company.  Unlawfully disclosing or “tipping” MNPI about a company to others, who then trade while in possession of MNPI, may give rise to claims against the “tipper” of the information.

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This Policy will continue to apply to former and retired Directors and Designated Officers until the later of: (i) the expiration of two (2) full trading days after any MNPI known to such persons has become public or is no longer material; and (ii) the expiration of ninety (90) calendar days following termination of service with the Company.

5.	CERTAIN EXCEPTIONS TO THE POLICY
This Policy does NOT apply in the case of the following transactions, except as specifically noted:
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Certain Stock Option Exercises.  This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity plans, including the withholding of shares of stock to satisfy the exercise price of an option or tax withholding obligations that do not involve market transactions in Company securities.  However, this Policy does apply to broker-assisted cashless exercises of stock options and to any other market sale (whether of the purchased option shares or other shares owned by the Covered Person) for the purpose of generating the cash needed to pay the exercise price of an option or to pay taxes.

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Pre-Existing/10b5-1 Trading Plans.  Notwithstanding the general prohibition set forth above, a Covered Person may effect transactions in Securities during a Blackout Period (as defined in Section 6 of this Policy), or at a time when the Covered Person is in possession of MNPI, if such transactions are pursuant to a trading program that complies with the requirements of Rule 10b5-1 under the Exchange Act.  Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a Covered Person must enter into a Rule 10b5-1 plan for transactions in Securities that meets certain conditions specified in the Rule (a “Rule 10b5‑1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Securities may occur even when the person who has entered into the plan is aware of MNPI. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Chief Financial Officer and meet the requirements of Rule 10b5-1, as generally set forth below:

o	A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI.

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Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or a formula to make such determinations or delegate discretion on these matters to an independent third party.

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The plan must include a cooling-off period after the plan is adopted before trading can commence that, for Directors and Designated Officers, ends after the later of 90 days after the adoption of the Rule 10b5-1 Plan and two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than Directors and Designated Officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan.

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A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).

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A Director or Designated Officer must include a representation in the Rule 10b5-1 Plan certifying that such person is: (i) not aware of any MNPI; and (ii) adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

o	Each person entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.
Any Rule 10b5-1 Plan must be submitted for approval to the Chief Financial Officer at least three business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
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Tax Withholding by the Company.  This Policy does not apply to the withholding of stock to pay applicable withholding taxes upon the vesting of restricted stock, restricted stock units or other equity awards.  However, Securities may not be sold to satisfy tax obligations during a Blackout Period, or while the participant is in possession of MNPI, absent an approved Rule 10b5-1 Plan.

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401(k) Plan.  This Policy does not apply to purchases of Securities in a Company 401(k) Plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election.  This Policy does apply, however, to certain elections a Covered Person may make under such a Company 401(k) Plan, including: (i) an election to increase the percentage of his or her periodic contributions that will be allocated to his or her Company stock account; (ii) an election to make an intra-plan transfer of an existing account balance into or out of his or her Company stock account; and (iii) any transaction that would result in the liquidation of some or all of his or her Company stock account balance.

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Employee Stock Purchase Plan.  Purchases of Securities under any Company employee stock purchase plan, through periodic contributions to the plan in accordance with an election made by a Covered Person at enrollment.  However, a Covered Person may not elect to participate in such a plan for any enrollment period during a Blackout Period.  This Policy also applies to any open market sales of Securities purchased pursuant to such a plan by a Covered Person.

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Dividend Reinvestment Plan.  Purchases of Securities under any Company dividend reinvestment plan that results from a Covered Person’s reinvestment of dividends paid on Securities.  However, voluntary purchases of Securities resulting from additional contributions a Covered Person makes to a Company dividend reinvestment plan, and to such Covered Person’s election to participate in such plan, or increase the level of participation in such plan, are subject to this Policy.  This Policy also applies to open market sales by a Covered Person of Securities purchased pursuant to a dividend reinvestment plan.

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Other Similar Transactions.  Any other purchase of Securities from the Company or sales of Securities to the Company, or any private transaction in Securities solely between Directors and/or Officers who have access to, or are aware of, the same MNPI are not subject to this Policy.

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Bona fide gifts.  Bona fide gifts of Securities are not transactions subject to any part of this Policy other than the pre-approval and pre-clearance requirement set forth in Section 6 under the heading “Pre-Approval & Pre-Clearance of Transactions in and Gifts of Securities,” below, unless the person making the gift knows or has reason to believe that the recipient intends to sell the Securities while the Covered Person is aware of MNPI.

6.	TRADING RESTRICTIONS AND PROCEDURES
Directors, Designated Officers & Inside Employees/Consultants
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Pre-Approval & Pre-Clearance of Transactions in and Gifts of Securities. Any transaction in or gift of Securities by a Director, Designated Officer or Inside Employee/Consultant (as defined in Section 4 of this Policy), must be pre-approved and pre-cleared by the Chief Financial Officer of the Company, or such other officer of the Company as the Chief Financial Officer may designate from time to time.

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Blackout Periods.  Directors, Designated Officers and Inside Employees/Consultants are prohibited from trading in Securities from the date that is fifteen (15) calendar days prior to the close of each fiscal quarter or year through the expiration of the second (2nd) full trading day following the date of public disclosure of the Company’s financial performance and results of operations for that fiscal quarter or year (the “Blackout Period”).  Additional Blackout Periods may be imposed on such persons and certain or all other Covered Persons at such times as deemed appropriate by management or the Board of Directors of the Company (the “Board”).  Due to the confidential nature of the circumstances that may trigger such event-specific Blackout Periods, the reason for the Blackout Period may not be disclosed and the existence of the Blackout Period may be considered MNPI and, therefore, should not be shared.

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Window Periods.  Any transaction by a Director, Designated Officer or Inside Employee/Consultant that has been pre-approved and pre-cleared shall be effected only during the period of time designated for trading by the Company.  “Window Periods” will commence after the second (2nd) full trading day following the release of the Company’s financial performance and results of operations for each fiscal quarterly or annual period, and will continue until fifteen (15) calendar days prior to the close of the next fiscal quarterly or annual period, unless management or the Board imposes a Blackout Period covering such period, or any portion thereof, in which case the Window Period will not open or will close earlier than in accordance with such schedule, as determined by management or the Board.

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Material Nonpublic Information. Any Covered Person possessing MNPI concerning the Company, even if during a Window Period, should not engage in any transactions in Securities until such MNPI has been known publicly for at least two (2) full trading days, whether or not the Company has recommended a suspension of trading to that person, or until such information otherwise ceases to constitute MNPI.

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Section 16.  Directors and Designated Officers are subject to the reporting and short swing profit recovery provisions of Section 16 of the Exchange Act and must comply with the applicable reporting requirements under the Exchange Act and avoid engaging in short swing transactions, whether or not in possession of MNPI, and whether or not such transactions would be deemed to result in a short swing profit. A “short swing” transaction means a sale of Company Securities in the open market during the six months following an open-market purchase of the same class of Company Securities or an open-market purchase during the six months following an open-market sale.

7.	PROHIBITED TRANSACTIONS
Trading in Securities by a Covered Person is subject to the following additional limitations, regardless of whether the Covered Person is in possession of MNPI:
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Short Sales.  Covered Persons may not engage in short sales of Company Securities (i.e., sales of Company Securities that the seller does not own), including a “sale against the box” (i.e., a short sale where the seller owns the Securities but delays delivery, i.e., retains both the short and long positions).

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Publicly Traded Options.  Covered Persons may not engage in speculative trading, including transactions in publicly traded options of the Company, such as puts, calls, warrants, and other derivative securities, on an exchange or in any other organized market.

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Hedging or Monetization Transactions.  No Covered Person is permitted to enter into any hedging transaction with respect to Company Securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of Company Securities.

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Margin Accounts and Pledging of Company Securities.  Covered Persons may not pledge any of the Company Securities owned by them.  Company Securities held in a margin account or pledged as collateral for a loan may be sold without a Covered Person’s consent by the broker, if such Covered Person fails to meet a margin call, or by the lender in foreclosure, if such Covered Person defaults on the loan, and may occur at a time when a Covered Person is aware of MNPI or otherwise is not permitted to trade in Company Securities.  As a result, no Covered Person may place Company Securities in margin accounts, unless the margin accounts are treated as non-marginable by the brokerage firm.

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Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with this Policy.

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No Tipping.  Covered Persons may not pass MNPI on to others or recommend to anyone the purchase or sale of any Securities when aware of such information.  This practice is known as “tipping” and violates the federal securities laws, even if a Covered Person did not trade or gain any benefit from another person’s trading.

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Post-Termination Transactions.  If a Covered Person is aware of MNPI at the time such person ceases to be employed by or provide services to the Company, such Covered Person may not trade in Securities until such information has become public or is no longer material. As noted above, former and retired Directors and Designated Officers continue to be subject to this Policy until the later of: (i) the expiration of two (2) full trading days after any MNPI known to such persons has become public or is no longer material; and (ii) the expiration of ninety (90) calendar days following termination of service with the Company.

8.	PENALTIES
Violations of any portion of this Policy may result in disciplinary action, including, without limitation, suspension without pay, demotion, salary reduction, disqualification for bonuses and/or equity incentives, or discharge from employment or service with the Company.  In addition, violations of insider trading requirements may subject a Covered Person to civil and criminal penalties, fines and jail terms.  Serious sanctions could also be imposed against supervisors or managers of violators, as well as against the Company.
Covered Persons should contact the Company’s Chief Financial Officer concerning questions about trading in Securities.